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                                    October 19, 1999



Daniel J. Hill
16848 Camino Lago DeCristal
P.O. Box 9310
Rancho Santa Fe, CA  92067

      CHANGE OF CONTROL AGREEMENT

Dear D.J.:

      The Board of Directors believes that it is in the best interests of Cerprobe Corporation, a Delaware corporation ("Cerprobe"), and its shareholders to take appropriate steps to allay any concerns you may have about your future employment opportunities with Cerprobe and its subsidiaries (Cerprobe and its subsidiaries are collectively referred to as the "Company"). As a result, the Board has decided to offer to you the benefits described below.

      Please bear in mind that these benefits are being offered only to a few, selected employees and we accordingly ask that you refrain from discussing this program with others. Also, please note that the benefits described below will only be effective if you sign the extra copy of this Change of Control Agreement (the "Agreement") which is enclosed and return it to me on or before October 22, 1999.

      1. TERM OF AGREEMENT.

      This Agreement is effective immediately and will continue in effect as long as you are actively employed by Cerprobe, unless you and Cerprobe agree in writing to its termination.

      2. SEVERANCE PAYMENT.

      If your employment with the Company is terminated without "Cause" (as defined in Section 7) at any time within two years following a "Change of Control" (as defined in Section 5), you will receive the "Severance Payment" described below. You will also receive the Severance Payment if you terminate your employment for "Good Reason" (as defined in Section 6) at any time within two years following a Change of Control. For the purposes of this Agreement, if a termination occurs after the public announcement of an event which would constitute a Change of Control but before completion of the Change of Control, the termination shall be considered a termination occurring after a Change of Control has occurred.

      The Severance Payment equals the sum of (i) two times the higher of (x) your base salary on the date of your termination of employment, or (y) your base salary on the date preceding the
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Change in Control, (ii) two times the average of the higher of (x) your incentive compensation for the two years prior to your termination of employment, or (y) your incentive compensation on the date preceding the Change in Control, and (iii) the amount of any lump-sum severance benefit paid to you under your Employment Agreement.

      The Severance Payment will be paid in one lump sum as soon as administratively feasible following your termination of employment, but in no event more than 90 days following your termination of employment.

      You are not entitled to receive the Severance Payment if your employment is terminated for Cause, if you terminate your employment without Good Reason, or if your employment is terminated by reason of your "Disability" (as defined in Section 9(d)) or your death. In addition, you are not entitled to receive the Severance Payment if your employment is terminated by you or the Company for any or no reason before a Change of Control occurs or more than two years after a Change of Control has occurred.

      In order to receive the Severance Payment, you must execute any release reasonably requested by the Company of claims that you may have pursuant to this Agreement (but not any other claims).

      The Severance Payment will be paid to you without regard to whether you look for or obtain alternative employment following your termination of employment with the Company.

      3. BENEFITS CONTINUATION.

      If you are entitled to severance under Section 2, you will continue to receive life, disability, accident and group health insurance benefits substantially similar to those which you were receiving immediately prior to your termination of employment for a period of 24 months following your termination of employment. Such benefits shall be provided on substantially the same terms and conditions as they were provided prior to the Change of Control.

      The Company does not intend to provide duplicative benefits. As a result, benefits otherwise receivable pursuant to this Section shall be reduced or eliminated if and to the extent that you receive such benefits pursuant to your Employment Agreement.

      Benefits otherwise receivable pursuant to this Section also shall be reduced or eliminated if and to the extent that you receive comparable benefits from any other source (for example, another employer); provided, however, you shall have no obligation to seek, solicit or accept employment from another employer in order to receive such benefits.

      4. INCENTIVE COMPENSATION.

      If you are employed by the Company on the day on which a Change of Control occurs, the incentive compensation to which you will be entitled (pursuant to any performance-based incentive compensation program established by the Company) for the calendar year in which the Change of Control occurs will equal at least the "Minimum Incentive Compensation Amount." The "Minimum Incentive Compensation Amount" will equal the incentive compensation to


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which you would have been entitled if the year were to end on the day on which the Change of Control occurs, based upon performance up to that date. In measuring financial performance, financial results through the date of the Change of Control will be annualized.

      5. CHANGE OF CONTROL DEFINED.

      For purposes of this Agreement, the term Change of Control shall mean and include the following transactions or situations:

            (a) A sale, transfer, or other disposition by Cerprobe through a single transaction or a series of transactions of securities of Cerprobe representing 30% or more of the combined voting power of Cerprobe's then outstanding securities to any "Unrelated Person" or "Unrelated Persons" acting in concert with one another. For purposes of this Section, the term "Person" shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a "group" as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Act")). For purposes of this Section, the term "Unrelated Person" shall mean and include any Person other than the Company, or an employee benefit Plan of the Company.

            (b) A sale, transfer, or other disposition through a single transaction or a series of transactions of all or substantially all of the assets of Cerprobe to an Unrelated Person or Unrelated Persons acting in concert with one another,

            (c) A change in the ownership of Cerprobe through a single transaction or a series of transactions such that any Unrelated Person or Unrelated Persons acting in concert with one another become the "Beneficial Owner," directly or indirectly, of securities of Cerprobe representing at least 30% of the combined voting power of Cerprobe's then outstanding securities. For purposes of this Section, the term "Beneficial Owner" shall have the same meaning as given to that term in Rule 13d-3 promulgated under the Act, provided that any pledgee of voting securities shall not be deemed to be the Beneficial Owner thereof prior to its acquisition of voting rights with respect to such securities.

            (d) Any consolidation or merger of Cerprobe with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of Cerprobe immediately prior to the consolidation or merger are the Beneficial Owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation's then outstanding securities.

            (e) During any period of two (2) years, individuals who, at the beginning of such period, constituted the Board of Directors of Cerprobe cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period.

            (f) A change in control of Cerprobe of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act,


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or any successor regulation of similar import, regardless of whether Cerprobe is subject to such reporting requirement.

      Notwithstanding any provision herein to the contrary, the filing of a proceeding for the reorganization of Cerprobe under Chapter 11 of the Federal Bankruptcy Code or any successor or other statute of similar import shall not be deemed to be a Change of Control for purpose of this Agreement.



      6. GOOD REASON DEFINED.

      For purposes of this Agreement, the term "Good Reason" shall be given the meaning ascribed to such term in your Employment Agreement, as it may be amended from time to time.

      7. CAUSE DEFINED.

      For purposes of this Agreement, the term "Cause" shall be given the meaning ascribed to such term in your Employment Agreement, as it may be amended from time to time.

      8. CEILING ON BENEFITS.

      The Internal Revenue Code (the "Code") places significant tax burdens on you and the Company if the total payments made to you due to a Change of Control exceed prescribed limits. For example, if your limit is $749,999 (because your "Base Period Income" (as defined below) is $250,000) and the "Total Payments" (as defined below) exceed the limit by even $1.00, you are subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to you in excess of $250,000. If your limit is $749,999, you will not be subject to an excise tax if you receive exactly $749,999. If you receive $750,000, you will be subject to an excise tax of $100,000 (20% of $500,000).

      In order to avoid this excise tax and the related adverse tax consequences for the Company, by signing this Agreement, you agree that the present value of your Total Payments will not exceed an amount equal to 2.99 times your Base Period Income. This is the maximum amount which you may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G of the Code.

      "Base Period Income" is an amount equal to your "annualized includible compensation" for the "base period" as defined in Sections 280G(d)(1) and (2) of the Code and the regulations adopted thereunder. Generally, your "annualized includible compensation" is the average of your annual taxable income from the Company for the "base period," which is the five calendar years prior to the year in which the Change of Control occurs. These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.


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      Your "Total Payments" include the sum of the Severance Payment and any other "payments in the nature of compensation" (as defined in Section 280G of the Code and the regulations adopted thereunder).

      If Cerprobe believes that these rules will result in a reduction of the payments to which you are entitled under this Agreement, it will so notify you within 60 days following delivery of the "Notice of Termination" described in
Section 9. You and Cerprobe will then, at Cerprobe's expense, retain legal counsel, certified public accountants, and/or a firm of recognized executive compensation consultants to provide an opinion or opinions concerning whether your Total Payments exceed the limit discussed above.

      Cerprobe will select the legal counsel, certified public accountants and executive compensation consultants. If you do not accept one or more of the parties selected by Cerprobe you may provide Cerprobe with the names of legal counsel, certified public accountants and/or executive compensation consultants acceptable to you. If Cerprobe does not accept the party or parties selected by you, the legal counsel, certified public accountants and/or executive compensation consultants selected by you and Cerprobe, respectively, will select the legal counsel, certified public accountants and/or executive compensation consultants to provide the opinions required.

      At a minimum, the opinions required by this Section must set forth (a) the amount of your Base Period Income, (b) the present value of the Total Payments and (c) the amount and present value of any excess parachute payments.

      If the opinions state that there would be an excess parachute payment, your payments under this Agreement will be reduced to the extent necessary to eliminate the excess.

      You will be allowed to choose which payment should be reduced or eliminated, but the payment you choose to reduce or eliminate must be a payment determined by such legal counsel, certified public accountants, and/or executive compensation consultants to be includible in Total Payments. You will make your decision in writing and deliver it to Cerprobe within 30 days of your receipt of such opinions. If you fail to so notify Cerprobe, it will decide which payments to reduce or eliminate.

      If the legal counsel, certified public accountants, and/or executive compensation consultants selected to provide the opinions referred to above so requests in connection with the opinion required by this Section, a firm of recognized executive compensation consultants, selected by you and Cerprobe pursuant to the procedures set forth above, shall provide an opinion, upon which such legal counsel, certified public accountants, and/or executive compensation consultants may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the Change of Control.

      If Cerprobe believes that your Total Payments will exceed the limitations of this Section, it will nonetheless make payments to you, at the times stated above, in the maximum amount that it believes may be paid without exceeding such limitations. The balance, if any, will then be paid after the opinions called for above have been received.


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      If the amount paid to you by Cerprobe is ultimately determined, pursuant to the opinion referred to above or by the Internal Revenue Service, to have exceeded the limitation of this Section, the excess will be treated as a loan to you by Cerprobe and shall be repayable on the 90th day following demand by Cerprobe, together with interest at the "applicable federal rate" provided in
Section 1274(d) of the Code.

      In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

      9. TERMINATION NOTICE AND PROCEDURE.

      Any termination by the Company or you of your employment shall be communicated by written Notice of Termination to you if such Notice of Termination is delivered by the Company and to the Company if such Notice of Termination is delivered by you, all in accordance with the following procedures:

            (a) The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.

            (b) Any Notice of Termination by the Company shall be in writing signed by the Chairman of the Board of Cerprobe specifying in detail the basis for such termination.

            (c) If the Company shall furnish a Notice of Termination for Cause and you in good faith notify the Company that a dispute exists concerning such termination within the 15-day period following your receipt of such notice, you may elect to continue your employment during such dispute. If it is thereafter determined that (i) Cause did exist, your "Termination Date" shall be the earlier of (A) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 16, or (B) the date of your death; or (ii) Cause did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice.

            (d) If the Company shall furnish a Notice of Termination by reason of Disability and you in good faith notify the Company that a dispute exists concerning such termination within the 15-day period following your receipt of such notice, you may elect to continue your employment during such dispute. The dispute relating to the existence of a Disability shall be resolved by the opinion of the licensed physician selected by Cerprobe, provided, however, that if you do not accept the opinion of the licensed physician selected by Cerprobe, the dispute shall be resolved by the opinion of a licensed physician who shall be selected by you; provided further, however, that if Cerprobe does not accept the opinion of the licensed physician selected by you, the dispute shall be finally resolved by the opinion of a licensed physician selected by the licensed physicians selected by Cerprobe and you, respectively. If it is thereafter determined that (i) a Disability did exist, your Termination Date shall be the earlier of (A) the date on which the dispute is resolved, or (B) the date of your death, or (ii) a Disability did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and


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there shall be no Termination Date arising out of such notice. For purposes of this Agreement, "Disability" shall be given the meaning ascribed to such term in your Employment Agreement at the time the Disability determination is being made.

            (e) If you in good faith furnish a Notice of Termination for Good Reason and the Company notifies you that a dispute exists concerning the termination within the 15-day period following the Company's receipt of such notice, you may elect to continue your employment during such dispute. If it is thereafter determined that (i) Good Reason did exist, your Termination Date shall be the earlier of (A) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 16, (B) the date of your death, or (C) one day prior to the second anniversary of a Change of Control, and your payments hereunder shall reflect events occurring after you delivered Notice of Termination; or (ii) Good Reason did not exist, your employment shall continue after such determination as if you had not delivered the Notice of Termination asserting Good Reason.

            (f) If you do not elect to continue employment pending resolution of a dispute regarding a Notice of Termination, and it is finally determined that the reason for termination set forth in such Notice of Termination did not exist, if such notice was delivered by you, you shall be deemed to have voluntarily terminated your employment other than for Good Reason and if delivered by the Company, the Company will be deemed to have terminated you other than by reason of Disability or Cause.

            (g) For purposes of this Agreement, a transfer from Cerprobe to one of its subsidiaries or a transfer from a subsidiary to Cerprobe or another subsidiary shall not be treated as a termination of employment.

      10. SUCCESSORS.

      Cerprobe will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Cerprobe or any of its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Cerprobe or any subsidiary would be required to perform it if no such succession had taken place. Failure of Cerprobe to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this agreement "Company" shall mean Company, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.


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      11. BINDING AGREEMENT.

      This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

      12. NOTICE.

      For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to Cerprobe shall be directed to the attention of the Chairman of the Board of Cerprobe with a copy to the Secretary of Cerprobe, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

      13. MISCELLANEOUS.

      No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chairman of the Board of Cerprobe. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles. All references to sections of the Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of Cerprobe that arise prior to the expiration of this Agreement shall survive the expiration of the term of this Agreement.

      14. VALIDITY.

      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      15. COUNTERPARTS.

      This Agreement may be executed in several counterparts, each of which shall he deemed to be an original but all of which together will constitute one and the same instrument.


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      16. ALTERNATIVE DISPUTE RESOLUTION.

      All claims, disputes and other matters in question between the parties arising under this Agreement shall, unless otherwise provided herein (such as in Sections 8 and 9(d)), be resolved in accordance with the arbitration or alternative dispute resolution provisions included in your Employment Agreement.

      17. EXPENSES AND INTEREST.

      If a good faith dispute shall arise with respect to the enforcement of your rights under this Agreement or if any arbitration or legal proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, and you are the prevailing party, you shall recover from the Company any reasonable attorneys' fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained by you calculated at the rate of interest announced by Bank of America, Arizona from time to time as its prime rate from the date that payments to you should have been made under this Agreement. It is expressly provided that the Company shall in no event recover from you any attorneys' fees, costs, disbursements or interest as a result of any dispute or legal proceeding involving the Company and you.

      18. PAYMENT OBLIGATIONS ABSOLUTE.

      Cerprobe's obligation to pay you the compensation and to make the arrangements in accordance with the provisions herein shall be absolute and unconditional and shall not be affected by any circumstances; provided, however, that Cerprobe may apply amounts payable under this Agreement to any debts owed to the Company by you on your Termination Date. All amounts payable by Cerprobe in accordance with this Agreement shall be paid without notice or demand. If Cerprobe has paid you more than the amount to which you are entitled under this Agreement, Cerprobe shall have the right to recover all or any part of such overpayment from you or from whomsoever has received such amount.

      19. EFFECT ON EMPLOYMENT AGREEMENT.

      This Agreement supplements, and does not replace, your Employment Agreement, as it may be amended or replaced from time to time (the "Employment Agreement"). You will be entitled to receive all amounts due to you pursuant to your Employment Agreement; but some payments under your Employment Agreement may reduce your Severance Payments as provided in Section 2 and benefits due pursuant to your Employment Agreement may reduce the benefits due pursuant to
Section 3. In addition, payments under your Employment Agreement may, in some limited circumstances, be considered as part of your Total Payment and result in a reduction in payments as provided in Section 8. If there is any conflict between the provisions of this Agreement and your Employment Agreement, the provisions of this Agreement shall control.

      20. ENTIRE AGREEMENT.

      This Agreement and your Employment Agreement set forth the entire agreement between you and the Company concerning the subject matter discussed in this Agreement and supersede


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all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether written or oral, by any officer, employee or representative of the Company. Any prior agreements or understandings with respect to the subject matter set forth in this Agreement are hereby terminated and canceled.

      21. DEFERRAL OF PAYMENTS.

      To the extent that any payment under this Agreement, when combined with all other payments received during the year that are subject to the limitations on deductibility under Section 162(m) of the Code, exceeds the limitations on deductibility under Section 162(m) of the Code, such payment shall, in the discretion of Cerprobe, be deferred to the next succeeding calendar year. Such deferred amounts shall be paid no later than the 60th day after the end of such next succeeding calendar year, provided that such payment, when combined with any other payments subject to the Section 162(m) limitations received during the year, does not exceed the limitations on deductibility under Section 162(m) of the Code.

      22. PARTIES.

      This Agreement is an agreement between you and Cerprobe. In certain cases, though, obligations imposed upon Cerprobe may be satisfied by a subsidiary of Cerprobe. Any payment made or action taken by a subsidiary of Cerprobe shall be considered to be a payment made or action taken by Cerprobe for purposes of determining whether Cerprobe has satisfied its obligations under this Agreement.

      If you would like to participate in this special benefits program, please sign and return the extra copy of this letter which is enclosed.

                                          Sincerely,

                                          CERPROBE CORPORATION

                                          By. /s/ C. Zane Close
                                             __________________________________
                                          Name:  C. Zane Close
                                          Its: Chief Executive Officer

                                          By: /s/ Ross J. Mangano
                                             __________________________________
                                          Name:  Ross J. Mangano
                                          Its:  Chairman of the Board of
                                                Directors

Enclosure

                                   ACCEPTANCE

      I hereby accept the offer to participate in this special benefits program and I agree to be bound by all of the provisions noted above.

      Dated:  __________ __, 1999

                                             /s/ Daniel J. Hill
                                             ____________________________
                                                 Daniel J. Hill

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                                             Daniel J. Hill



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